Exhibit 21

Subsidiaries of Genworth Life and Annuity Insurance Company

Genworth Life Insurance Company of New York (34.5%)

River Lake Insurance Company (100%)

River Lake Insurance Company II (100%)

River Lake Insurance Company III (100%)

River Lake Insurance Company IV Limited (100%)

River Lake Holding Company V Limited (100%) and its subsidiary

River Lake Insurance Company V Limited (100%)

River Lake Insurance Company VI Limited (100%)

Rivermont Life Insurance Company I (100%)

Jamestown Life Insurance Company (100%)